UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report: December 15 2008
(Date of earliest event reported)

Oragenics, Inc
(Exact name of registrant as specified in its charter)

FL	001-38122	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13700 Progress Blvd	32615
(Address of principal executive offices)	(Zip Code)

386-418-4018
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On December 10, 2008, the Company received notice from NYSE Alternext US LLC (formerly known as the American Stock Exchange* hereinafter the “Exchange” or “Alternext US”) that the Listings Qualifications Panel of the Exchange’s Committee on Securities (the “Panel”), denied the Company’s appeal and affirmed the Staff’s previous decision to delist the Company’s common stock.

The notice from the Exchange indicated that the Panel agreed with the Staffs determination that the Company did not meet the continued listing standards under the Alternext US Company Guide: Section 1003(a)(ii) in that the Company's stockholders' equity is less than $4 million and it has sustained losses in three of its four most recent fiscal years.

The notice from the Exchange also indicated that the Company could request a rehearing of the decision before the full Committee on Securities.  The Company has fifteen (15) calendar days to request this rehearing.  The Company is not expecting to request a further rehearing.   Accordingly, the delisting is expected to become effective at the close of market on December 19, 2008.  The Company is engaged in ongoing discussions with potential listing sponsors and market makers in other exchanges and electronic trading platforms in North America, to complement the Alternext Paris listing.

A copy of the press release announcing the notification from Alternext US is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

* The American Stock Exchange was acquired by NYSE Euronext on October 1, 2008, and its name was changed to NYSE Alternext US LLC.

ITEM 8.01 OTHER EVENTS

On December 12, 2008, the Company announced that its website for EvoraPlus is now available for direct sales to consumers, that trading in its shares on Alternext Paris will commence on Monday, December 15, 2008, and that the Company is providing for a management audio release addressing frequently asked questions.

A copy of the press release announcing the foregoing is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  We do not intend for the information referenced as being available on our website in the press release to be a part of this Form 8-K.

Item 9.01 FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.

Number	Description
99.1	Press release issued December 12, 2008 as to Alternext US notice

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 12th day of December, 2008.

ORAGENICS, INC.

BY:	/s/David B. Hirsch
David B. Hirsch Chief Financial Officer